SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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CYTATION CORPORATION
 (Name of Registrant as Specified in Its Charter)

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CYTATION CORPORATION

November 23, 2005

Dear Cytation Stockholder:

We have determined that it is in the best interests of Cytation Corporation. ("Cytation" or the "Company") to engage in a reverse merger transaction such that, after the transaction, our operating business, management and ownership will change. We previously filed a Form 8-K with the Securities and Exchange Commission announcing the letter of intent to enter into a reverse merger transaction.

In order to engage in this transaction, we need to terminate our status as a Business Development Company ("BDC") under the Investment Company Act of 1940. Accordingly, by vote of more than two-thirds of the issued and outstanding shares of our common stock, the stockholders of the Company voted to terminate its status as BDC effective 20 days after the mailing of this notice to our stockholders and upon filing of the appropriate notice with the Securities and Exchange Commission. The impact that this vote to terminate BDC status has on our stockholders is described in detail herein.

In addition, in connection with the proposed reverse merger transaction, our Board of Directors approved a 2-for-1 stock dividend for stockholders of record on November 14, 2005. The additional shares of our common stock to which you are entitled either are enclosed or will be credited to your account by your broker.

The accompanying Information Statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the termination of BDC status, and no meeting of the Company's stockholders will be held or proxies or consents solicited from the Company's stockholders in connection with this matter because it has already been approved by the requisite written consent of the holders of its issued and outstanding common stock.

Under the rules of the Securities and Exchange Commission, the election to terminate status as a BDC cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company. We expect the termination of such status, and the appropriate filing to be made with the Securities and Exchange Commission, on or about December 13, 2005.

Sincerely,

/s/ Richard A Fisher
 Richard A. Fisher, Chairman

CYTATION CORPORATION
251 Thames Street, No. 8
Bristol, Rhode Island 02809
__________________________

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of record on November 14, 2005 of Cytation Corporation, a Delaware corporation ("Cytation" or the "Company"), at the direction of the Company's Board of Directors. More specifically, the Information Statement is furnished in connection with action taken by written consent of the holders of a majority of the issued and outstanding shares of common stock of the Company on November 7, 2005 without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law. The written consent authorized and approved the termination of the Company's status as a "Business Development Company" under the Investment Company Act of 1940 ("BDC"). No other approval of the termination of BDC status by the stockholders of the Company is necessary or will be sought.

This Information Statement is being mailed on or about November 23, 2005 to holders of record of the Company's common stock as of November 14, 2005. This Information Statement constitutes notice of corporate action without a meeting by less than unanimous written consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

The date of this Information Statement is November 8, 2005.

WITHDRAWAL OF ELECTION TO BE A BUSINESS DEVELOPMENT COMPANY

Background

Background

On November 4, 2005, the Company entered into a letter of intent with Deer Valley Acquisition Corp. ("DVAC") to effect a reverse merger transaction pursuant to which the Company will be the surviving corporation. The company to be acquired by DVAC is a supplier of single-family manufactured homes constructed entirely in a controlled factory environment and built to the federal Manufactured Home Construction and Safety Standards.

In connection with the effectuation of a reverse merger transaction with DVAC and in consideration of the future operations of the Company, the Board of Directors of the Company evaluated and discussed the feasibility of the Company continuing to operate as a business development company ("BDC") under the Investment Company Act of 1940 (the "Investment Company Act"). As an initial matter, the board of directors of DVAC has made it a condition of the merger transaction that the Company discontinue operating as a BDC. Further, the Board of Directors believes that, given the changing nature of the Company's business focus from investing, owning, holding, and trading in investment securities to operating a company that manufactures and markets factory built homes, the regulatory regime governing BDCs is no longer appropriate and will hinder the Company's future growth. In addition, the Board of Directors believes that the Company will not be required to be regulated under the Investment Company Act under these circumstances.

On November 8, 2005, the Board of Directors unanimously approved the filing with the Securities and Exchange Commission (the "SEC") of a Form N-54C "Notification of Withdrawal of Election to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940." This notice, when filed, will immediately terminate the Company's status as a BDC under the Investment Company Act. The Board of Directors approved such filing so that the Company can effectuate the reverse merger transaction with DVAC and begin to conduct its business as an operating company rather than a BDC. By written consent dated November 8, 2005, stockholders owning more than two-thirds of the issued and outstanding shares of common stock of the Company authorized and approved the filing of the Form N-54C with the SEC and the resulting termination of the Company's status as a BDC.

The Company does not anticipate filing the Form N-54C with the SEC until it can be reasonably certain that it will not be deemed to be an investment company without the protection of its BDC election. After the Company's filing of the Form N-54C with the SEC, the Company will no longer be subject to the regulatory provisions of the Investment Company Act applicable to BDCs, including regulations related to insurance, custody, composition of its Board of Directors, affiliated transactions and any compensation arrangements.

Investment Company Act Provisions Applicable to BDCs

Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to companies that do not have ready access to capital through conventional financial channels. More specifically, in order to qualify as a BDC, a company must (a) be a domestic company; (b) have registered a class of its securities or have filed a registration statement with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934; (c) operate for the purpose of investing in the securities of certain types of eligible portfolio companies, namely less seasoned or emerging companies and businesses suffering or just recovering from financial distress; (d) offer to extend significant managerial assistance to such eligible portfolio companies; and (e) file (or, under certain circumstances, intend to file) a proper notice of election with the SEC.

The Investment Company Act also imposes, among others, the following regulations on BDCs:

  A BDC may not change the nature of its business without the prior approval of its stockholders;

  A majority of a BDC's board of directors must not be "interested persons" as that term is defined in Section 2(a)(19) of the Investment Company Act;

  A BDC may not engage in certain transactions with affiliates without first obtaining exemptive relief from the SEC;

  A BDC is limited or restricted as to the type of securities, other than common stock, which it may issue. The issuance of convertible securities and rights to acquire shares of common stock (e.g., warrants and options) is restricted. In addition, issuances of senior debt and senior equity securities require that certain asset coverage tests and other criteria be satisfied on a continuing basis;

  A BDC is subject to prohibitions and restrictions on investing in certain types of companies, such as brokerage firms, insurance companies and other investment companies;

  There are limits on the types of assets that a BDC may acquire. A BDC may not acquire any asset other than "qualifying assets" unless, at the time the acquisition is made, such "qualifying assets" represent at least 70% of the value of the BDC's total assets. "Qualifying assets" generally include: (i) securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer is an eligible portfolio company. An eligible portfolio company is defined as any issuer that: (a) is organized and has its principal place of business in the United States; (b) is not an investment company other than a small business investment company wholly-owned by the BDC; and (c) does not have any class of publicly-traded securities with respect to which a broker may extend credit; (ii) securities received in exchange for or distributed with respect to securities described above, or pursuant to the exercise of options, warrants or rights relating to such securities; and (iii) cash, cash items, Government securities, or high quality debt securities maturing in one year or less from the time of investment. A BDC may invest in the securities of public companies and other investments that are not "qualifying assets," but such investments may not exceed 30% of the BDC's total asset value at the time of such investment;

  A BDC must carry its investments at value if a public trading market exists or fair value as determined by its board of directors if a public trading market does not exist;

  A BDC may generally not issue common stock at a per share price less than the then-current net asset value of its common stock without the prior approval of stockholders;

  A BDC cannot issue its securities for services or for property other than cash or securities;

  A BDC is limited with respect to the extent to which, and the circumstances under which, its executive officers may be paid compensation other than in the form of salary payable in cash. For example, the issuance of restricted stock is generally prohibited absent an exemptive order from the SEC; and

  A BDC is restricted in its ability to repurchase its shares directly from its stockholders.

Upon the Company's filing of a Form N-54C with the SEC, the Company would no longer be subject to regulation under the Investment Company Act, which is designed to protect the interests of investors in investment companies. However, the Board of Directors would still be subject to customary principles of fiduciary duty with respect to the Company and its stockholders.

As an operating company, the Company (i) would not be limited in the amount of leverage that it could incur, (ii) would be permitted to issue securities for services, and (iii) would not be limited in the amounts or types of compensation that it could pay to its executive officers and directors.

In addition, withdrawal of the Company's election to be treated as a BDC will not affect the Company's registration under Section 12(g) of the Exchange Act. Under the Exchange Act, the Company is required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act. Withdrawal of the Company's election to be treated as a BDC is not expected to have any affect on the quotation of the Company's shares of common stock on the OTC Bulletin Board.

Reasons for the Withdrawal of the Company's BDC Election

Given the asset mix, business and operations of the Company that will result from the effectuation of the reverse merger transaction with DVAC, the Board of Directors of the Company believes that it is prudent for the Company to withdraw its election as a BDC as soon as practicable to eliminate many of the regulatory, financial reporting and other requirements and restrictions imposed by the Investment Company Act discussed above. For example:

  Business Focus. As a result of the reverse merger transactions, the nature of the Company's business is changing from a business on focused investing, owning, holding, or trading in investment securities to a business focused on manufacturing and marketing factory built homes. The Board of Directors believes that BDC regulation would be inappropriate for such activities.

  Issuance of Common Stock. By virtue of its BDC election, the Company may not issue new shares of common stock at a per share price less than the then net asset value per share of outstanding common stock without prior stockholder approval. Historically, the market prices for BDC stocks have been lower than net asset value, making it much more difficult for BDCs to raise equity capital. While this restriction provides stockholders of an investment company with appropriate and meaningful protection against dilution of their indirect investment interest in portfolio securities, the Board of Directors believes that this would essentially be irrelevant to the interests of investors in an operating company, who look to its consolidated earnings stream and cash flow from operations for investment value.

  Issuance of Securities other than Common Stock. BDCs are limited or restricted as to the type of securities other than common stock which they may issue. The issuance of convertible securities and rights to acquire shares of common stock (e.g., warrants and options) is restricted primarily because of the statutory interest in facilitating computation of the Company's net asset value per share. In addition, issuances of senior debt and senior equity securities require that certain "asset coverage" tests and other criteria be satisfied on a continuing basis. This significantly affects the use of these types of securities because asset coverage continuously changes by variations in market prices of the Company's investment securities. Operating companies benefit from having maximum flexibility to raise capital through various financing structures and means.

  Related Party Transactions. The Investment Company Act significantly restricts among other things (a) transactions involving transfers of property in either direction between the Company and most affiliated persons of the Company (or the affiliated persons of such affiliated persons) and (b) transactions between the Company and such affiliated persons (or the affiliated persons of such affiliated persons) participating jointly on the one hand and third parties on the other. To overcome these investment company restrictions, which are somewhat relaxed as applied to BDCs, requires SEC approval, which is often a time-consuming and expensive procedure, regardless of the intrinsic fairness of such transactions or the approval thereof by disinterested directors of the Company. The Company believes situations may arise in which its best interests are served by such transactions. The Board of Directors believes that stockholders are adequately protected by the fiduciary obligations imposed on the Company's directors under state corporate law, which generally requires that the disinterested members of the Board of Directors determine fairness to the Company of an interested-party transaction (provided full disclosure of all material facts regarding the transaction and the interested party's relationship with the Company is made), and SEC disclosure rules, which require the Company to include specified disclosure regarding transactions with related parties in its SEC filings. In this regard, it is anticipated that the Company will dispose of assets that are not critical to its business after the termination of its status as a BDC and before the closing of the reverse merger transaction.  Such asset dispositions may be made to persons affiliated with the Company.

  Compensation of Executive Officers. The Investment Company Act limits the extent to which and the circumstances under which executive officers of a BDC may be paid compensation other than in the form of salary payable in cash. For example, the issuance of restricted stock is generally prohibited. However, the Board of Directors believes that by achieving greater flexibility in the structuring of employee compensation packages, the Company will be able to attract and retain additional talented and qualified personnel and to more fairly reward and more effectively motivate its personnel.

  Eligible Investments. As a BDC, the Company may not acquire any asset other than "qualifying assets" unless, at the time of the acquisition is made, qualifying assets represent at least 70% of the value of the total assets. Because of the limitations on the type of investments the Company may make, as well as the Company's total asset composition, the Company may be foreclosed from participating in prudent investment opportunities and otherwise lack diversification.

Moreover, the Company must incur significant general and administrative costs in order to comply with the regulations imposed by the Investment Company Act. The Company's senior management team devotes considerable time to issues relating to compliance with the Investment Company Act and the Company incurs substantial legal and accounting fees with respect to such matters. The costs of this regulation are borne by, and the protections of this regulation are for the benefit of, the stockholders of the Company. The Board of Directors believes that resources now being expended on Investment Company Act compliance matters could be utilized more productively if devoted to the operation of the Company's business. The Board of Directors has determined that the costs of compliance with the Investment Company Act are substantial, especially when compared to the Company's relative size, and that it would therefore be in the financial interests of the stockholders for the Company to cease to be regulated under the Investment Company Act.

The Board of Directors believes that the above reasons, among others, indicate that the restrictions of the Investment Company Act would have the effect of dampening market interest in the Company and hindering its financial growth in the future. The Board of Directors has determined that the most efficacious way to reduce these costs, improve profitability, and eliminate the competitive disadvantages the Company experiences due to compliance with the many requirements and restrictions associated with operating as a BDC under the Investment Company Act would be to withdraw the Company's election to be treated as a BDC.

Effect of Election to Withdraw as a BDC on the Company's Financial Statements

In the event that the Board of Directors withdraws the Company's election to be treated as a BDC and becomes an operating company, the fundamental nature of the Company's business will change from that of investing in a portfolio of securities, with the goal of achieving gains on appreciation and dividend income, to that of being actively engaged in the ownership and management of an operating business, with the goal of generating income from the operations of such business.

The election to withdraw the Company as a BDC under the Investment Company Act will result in a significant change in the Company's method of accounting. BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies, which allows BDCs to recognize income and value their investments at market value as opposed to historical cost. As an operating company, the required financial statement presentation and accounting for securities held will be either fair value or historical cost methods of accounting, depending on the classification of the investment and the Company's intent with respect to the period of time it intends to hold the investment. Change in the Company's method of accounting could reduce the market value of its investments in privately held companies by eliminating the Company's ability to report an increase in value of its holdings as they occur. Also, as an operating company, the Company would have to consolidate its financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDCs.

The Company does not believe that the withdrawal of its election to be treated as a BDC will have any impact on its federal income tax status, since it has never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. (Electing to be treated as a regulated investment company under Subchapter M generally allows a qualified investment company to avoid paying corporate level federal income tax on income it distributes to its stockholders.) Instead, the Company has always been subject to corporate level federal income tax on its income (without regard to any distributions it makes to its stockholders) as a "regular" corporation under Subchapter C of the Internal Revenue Code. There will be no change in its federal income tax status as a result of it becoming an operating company.

Effectiveness of Withdrawal of Election to be Treated as a BDC under the Investment Company Act

The withdrawal of the Company's election to be treated as a BDC under the Investment Company Act cannot become effective until at least 20 days after this Information Statement has been distributed to the stockholders of the Company. We expect the termination of BDC status to become effective on or about December 13, 2005.

Vote Required

The affirmative vote of the holders of a "majority of the outstanding shares" (as defined under the Investment Company Act) of the Company's common stock is required to approve the Board of Directors' determination to withdraw the Company's election to be treated as a BDC under the Investment Company Act, which vote was obtained by the holders of a "majority of the outstanding shares" of the Company's common stock through written consent dated November 8, 2005. The Investment Company Act defines "majority of the outstanding shares" as the vote (A) of 67% or more of the voting securities, if the holders of more than 50% of the outstanding voting securities of the Company are represented in connection with such vote; or (B) of more than 50% of the outstanding voting securities of the Company, whichever is the less.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our common stock, as of November 20, 2005, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and executive officers and by all of our directors and officers as a group.

Name and Address[1]	Number of Shares Beneficially Owned[2]	Percent of Class[3]
Kevin J. High Revocable Living Trust	125,385	25.5%
Karen Fisher	125,209	25.5%
Richard Fisher	27,331	5.6%
Kevin J. High	46	<1%
John J. Gilece	19,233	3.9%
Christopher Portner	19,166	3.9%
Richard Parke	15,000	3.1%
All Officers and Directors as a group (5) persons)	206,161	41.2%

1 The business address of those persons with no address specified is c/o Cytation Corporation, 251 Thames St., No. 8, Bristol, RI 02809.
 2 The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 3 Applicable percentage of ownership is based on 491,331 shares outstanding as of November 8, 2005.